ALPS ADVISORS, INC.

1290 Broadway, Suite 1000

Denver, CO 80203

October 1, 2024

Lucas Foss, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS Balanced Opportunity Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Foss:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.

With respect to the Fund’s Class A, Investor Class, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 0.85% for Class A, Investor Class, Class C and Class I shares, the Adviser will reduce the fee payable by the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of October 4, 2024, and shall continue at least through February 28, 2026.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement; provided however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. The Adviser will be permitted to recover from the Fund any management fees it has waived in connection with the Fund. Notwithstanding the foregoing, the Fund will not pay any such deferred fees and expenses more than thirty-six months after the date on which the fees or expenses were deferred, as calculated on a monthly basis.

Except as expressly amended herein, the letter agreement between the Adviser and the Trust dated September 30, 2024 shall remain in full force and effect and shall not be superseded by this letter agreement.

ALPS ADVISORS, INC.

By:	/s/Laton Spahr
Name:	Laton Spahr
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/Lucas Foss
Name:	Lucas Foss
Title:	President

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